EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-228245 and 333-249730 on Form S-8 and No. 333-227130 on Form S-3) of Twin Disc, Incorporated of our reports dated September 2, 2021, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Twin Disc, Incorporated, appearing in this Annual Report on Form 10-K of Twin Disc, Incorporated for the year ended June 30, 2021.

Our report dated September 2, 2021, on the effectiveness of internal control over financial reporting as of June 30, 2021, expressed an opinion that Twin Disc, Incorporated had not maintained effective internal control over financial reporting as of June 30, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013

/s/ RSM US LLP

Milwaukee, Wisconsin

September 2, 2021